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Exhibit 99.1

News Release

Media Contacts:
Mary Amundsen—816-467-3652
Media Relations—816-467-3000

Investor Contacts:
Neala Clark—816-467-3562

AQUILA POSITIONED TO WITHSTAND POTENTIAL EFFECTS OF MOODY'S ACTION

        KANSAS CITY, MO, September 3, 2002—Aquila, Inc. (NYSE: ILA) announced today that Moody's Investors Service has lowered the company's credit rating to non-investment grade with a stable outlook. Aquila is prepared to respond to the potential effects resulting from today's downgrade.

        "While we're naturally disappointed by the news, we've been preparing to conduct business operations under this possible scenario and will continue to deliver safe, reliable and economical energy to our customers," said Robert K. Green, president and chief executive officer of Aquila.

        "We're committed to achieving a stronger credit profile and will remain focused on executing our asset sale program and exiting the wholesale energy marketing and trading business," Green said.

        Specific, stabilizing initiatives taken in the past six months that have favorable implications for Aquila's risk profile and cash flows are:

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  Targeting over $1 billion in asset sales. To date Aquila has signed sale agreements totaling $483 million and publicly announced bid processes for the sale of its New Zealand and United Kingdom investments.

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  Terminating the Cogentrix acquisition.

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  Reducing its dividend by 42 percent.

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Aquila Credit Rating, Page 2

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  Exiting the wholesale energy trading business.

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  Completing recent equity and debt offerings totaling $764 million in proceeds.

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  Identifying over $100 million in cost reductions, the majority of which have already been achieved.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns and operates power generation and mid-stream natural gas assets. At June 30, 2002, Aquila had total assets of $11.9 billion. More information is available at www.aquila.com.

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  Exhibit 99.1